UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2020

Midwest Holding Inc.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction	000-10685 (Commission File Number)	20-0362426 (IRS Employer Identification No.)
of incorporation)

2900 South 70th Street, Suite 400

Lincoln, Nebraska 68506
(Address of principal executive offices) (Zip Code)

(402) 489-8266

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):\

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, $0.001 par value per share	“MDWT”	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On December 17, 2020, Midwest Holding Inc. (the “Company”) announced that it priced a public offering (the “Offering”) of 1,000,000 shares of its voting common stock (the “Firm Shares”) offered by the Company at a price to the public of $70.00 per share, pursuant to a registration statement on Form S-1 (File No. 333-249828), as amended (the “Registration Statement”) and the prospectus dated December 16, 2020 relating to the Offering.  The Company has also granted the Underwriters (as defined below) an option for a period of 30 days from the date of the prospectus to purchase up to an additional 150,000 shares of its voting common stock to cover over-allotments, if any (the “Optional Shares” and, together with the Firm Shares, the “Shares”).

At the Company’s request, the Underwriters have reserved up to 5% of the Shares to be offered in the Offering, at the initial public offering price of $70.00 per Share, to directors, officers, employees, business associates and related persons of the Company. The number of Shares available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved Shares that are not so purchased will be offered by the Underwriters to the general public on the same basis as the other Shares offered in the Offering.

Underwriting Agreement

On December 16, 2020, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Piper Sandler & Co., as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the Offering. Pursuant to the terms of the Underwriting Agreement, the sale of the Shares is expected to be completed on December 21, 2020 at a purchase price of $65.45 per Share (the offering price to the public of $70.00 per Share less the underwriters’ discounts and commissions of $4.55 per Share), subject to customary closing conditions. Any purchases by the Underwriters of Optional Shares will be at a price of $65.45 per Share. The Company estimates that the net proceeds from the Offering will be approximately $64.5 million, or approximately $74.3 million if the Underwriters exercise in full their option to purchase the Optional Shares, in each case after deducting underwriting discounts and commissions and estimated offering expenses.

Pursuant to the Underwriting Agreement, the Underwriters are obligated to purchase the Shares subject to satisfaction of the conditions contained in the Underwriting Agreement. The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make because of any such liabilities. In addition, subject to certain exceptions, the Company, its officers, directors and significant stockholders, and their affiliates, the owners of approximately 41% of the Company’s presently outstanding shares of voting common stock, have agreed not to sell or otherwise dispose of any such shares or securities exercisable for any such shares held by them for a period of 180 days following the date of the Underwriting Agreement without the prior written consent of Piper Sandler & Co.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated by reference herein. The description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement filed herewith as an exhibit to this Current Report.

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Item 8.01. Other Events.

On December 17, 2020, the Company issued a press release announcing the pricing of the Offering. A copy of the press releases is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits .

The following exhibits are filed herewith:

Exhibit
No.	Description
1.1	Underwriting Agreement, dated December 16, 2020, by and between Midwest Holding Inc. and Piper Sandler & Co., as representative of the several Underwriters named therein.

99.1	Press Release, dated December 17, 2020, issued by Midwest Holding Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 17, 2020

MIDWEST HOLDING INC.

By:	/s/ Mark A. Oliver
Name:	Mark A. Oliver
Title:	President

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